Exhibit 10.33
Product Development Services Agreement - Second Amendment

This Second Amendment to that certain November 9, 2001 Product Development Services Agreement as amended August 4, 2003 ("Product Development Services Agreement''), is made as of June 2, 2006 ("Second Amendment"), by and between Biomed Research, Inc., a Florida corporation ("Biomed”), and MedEnclosure, L.L.C., a Nevada limited liability company ("Sponsor"). All capitalized terms used but not otherwise defined in this Second Amendment shall have the respective meanings ascribed to such terms in the Product Development Services Agreement, or as used by the parties in their prior dealings.

Whereas the Product Development Services Agreement, as amended, addresses development of the Product through various phases, through and including Phase IV(b);

Whereas the parties desire and hereby mutually agree to continue development of Phases V and VI on terms and conditions as set forth herein below;

Whereas the parties have entered into a separate hourly Services Agreement for services beyond the scope of the Product Development Services Agreement, or as contemplated by this "Second Amendment";

Now therefore, the parties hereby agree as follows:

1)    To the following budget, deliverables and milestone payment schedule for the further development of Phases V & VI the MedClose VCS product:

(a)           Services provided beyond the scope of the Product Development Services Agreement, as amended August 4, 2003, such as Phase IV revisions, shall be invoiced to the Sponsor according to the Services Agreement of April 17, 2006, by and between the parties.

(b)           Budget and deliverables for Phases V & VI as attached hereto as Exhibit A.

(c)    Milestones / payment schedule;

i.    Phase V payments shall be made as follows:

1.	Payment of one third $376,471 is due with the execution of this Second Amendment by both parties;

2.	Payment of one third $376,471 is due 90 days after execution of this Second Amendment;

3.
Payment of one third $376,471 is due 180 days after execution of this Second Amendment. This payment shall be offset by prepayment in the amount of $25,715.30 made by MedEnclosure to Biomed in connection with Phase V and other services ("Prepayments").

4.
 Effective upon the later to occur of the date that this Amendment is executed by both parties, and the receipt by MedEnclosure from Biomed of a written schedule of invoices containing specific charges for the Prepayments, MedEnclosure and Biomed, do hereby mutually release each other and their respective stockholders, and representatives from any known claims of any sort which either party now has or may ever have against the other, arising prior to the date hereof out of any matter, directly or indirectly related to (1) the Product Development Services Agreement, as amended, and (ii) the Services Agreement of April 17, 2006, among the parties.

Phase VI payments shall be made as follows:

1.
Payment of one third [$87,446] is due upon receipt of a written notice from Biomed that all subjects are enrolled into the MedClose clinical trial as defined in CL-7000, Rev, B, which shall be incorporated as Exhibit C to this Agreement when it is provided.

2.
Payment of one third [$87,446] is due when the premarket approval (PMA) application is submitted to the U.S. Food and Drug Administration (FDA), as evidenced by confirmation of delivery by Federal Express or similar third-party courier.

3.	Payment of one third [$87,446] is due when the PMA application is approved by the FDA.

(d)    On a monthly basis, by the first of the month, Biomed shall provide brief status reports concerning the completion of tasks under Phases V and VI, as set forth in Exhibit A. The brief status reports shall be provided in electronic form to:

Rod Shipman
MedEnclosure, LLC
Sarasota, FL 34243
rshipman@insights.net

e)    Clinical trial insurance shall be paid for by MedEnclosure and shall name MedEnclosure as the insured party.

2)          The term "Development Plan" as defined by reference to Exhibit A of the Product Development Services Plan in section 1.2 therein, is hereby modified as necessary to comport with the scope of development services contemplated under this Second Amendment.

3)           Section 4.2 of the Product Development Service Agreement regarding Termination is amended by deleting:

"If this Agreement is terminated by Sponsor during any phase of the development plan, Biomed shall refund to Sponsor within thirty (30) days of the effective date of such termination, a pro-rata portion of the payment with respect to such phase based on the number days remaining in such phase (determined with reference to the total number of days accorded to such phase on Exhibit A)."

and substituting:

"If this Agreement is terminated for cause by Sponsor during any phase of the Development Plan, Biomed shall refund to Sponsor within thirty (30) days of the effective date of such termination, a pro-rata portion of the payment with respect to such phase based on the number of days remaining in such phase (determined with reference to the total number of days accorded to such phase on Exhibit A). If this Agreement is terminated without cause by Sponsor during any phase of the Development Plan, in addition to any other remedies available to Biomed hereunder, Sponsor shall be obligated to pay out the balance of its obligations hereunder including payment of all remaining installments associated with completion of the project as defined in the Product Development Services Agreement, and as set forth at Sections 2(b) and (a) of the Second Amendment.

This Agreement may be terminated for cause by a party if the other party breaches any material representation, warranty, or obligation provided hereunder. This Agreement may be terminated for cause by Sponsor in the event that the FDA terminates the associated investigational device exemption (IDE) or otherwise does not permit the Study to proceed, or Sponsor terminates the Study in order to achieve compliance with applicable FDA laws and/or regulatory requirements."

4)    In the event that it becomes necessary to revise, modify or change the investigational Plan, CL-7000, Rev. B, i.e., requiring the need for a Rev. C, or the assumptions regarding Phases V and VI change, the parties agree that such change will constitute the conditions necessary to execute a Third Amendment to the Product Development Services Agreement, which both parties shall negotiate in good faith.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to the Product Development Services Agreement by proper persons thereunto duly authorized:

MedEnclosure, L.L.C By: Rod A. Shipman Rod A. Shipman, Managing Member, President and CEO	Biomed Research, Inc. By: /s/ Michael Dayton Michael Dayton, President

Date: June 2, 2006	Date: 6-02-06

Exhibit A
Second Amendment - Product Development Services Agreement
Phase V - Human Clinical Trial / Phase VI - Marketing Approval
Phase V – Human Clinical Trials Research
 Assumptions
Investigational Plan CL-7000, Rev. B
3 clinical sites
385-400 subjects ("run-in" + randomized)
15 Case Report Forms
30 day subject follow-up
2 month set-up
8 month subject enrollment
3 month data retrieval and clean-up
12 months for clinical phase

INCLUDED TASKS

Clinical trial management                 TOTAL CLINICAL TRIAL MANAGEMENT $ 645,870.00
design / print CRF's x 15
informed consent x 3-6
investigator brochure
provide site CRF binders
train sites CRF / binders
source document worksheets
identify/recruit investigators
negotiate site reimbursements
conduct investigator meetings
select / obtain IRS approvals
deliver investigational device to sites
manage control of Investigational units
train Investigators MedClose
train scrub / circulating nurses Tisseel
clinical monitoring of sites / data
resolve CRF data queries
monitors attend project mtgs
weekly subject enrollment reports
maintain central study files
recruit / manage Medical Monitor
recruit / manage Clinical Events Committee members
coordinate mtgs of Medical Monitor / investigators
coordinate mtgs of Clinical Events Committee
prepare / submit required study reports to FDA
monthly status reports to MedEnclosure

Clinical data management TOTAL CLINICAL DATA MANAGEMENT $ 288,934.00 design / develop database/ entry screens
program allowable data rules / flagging
test database / edit check
CRF review/ query resolution
CRF entry validation
QA data audit / report

EXHIBIT A
Second Amendment - Product Development Services Agreement
Phase V - Human Clinical Trial / Phase VI - Marketing Approval

INCLUDED TASKS

U.S. Premarket Approval (PMA) Application                    TOTAL PMA APPLICATION $ 202,338.00
PMA summary:
indications for use.
combination product description; ingredients, components, modes of action.
alternative practices and procedures.
marketing history.
summary of non clinical laboratory studies.
summary of human clinical investigation.
conclusions drawn from studies.
methods and controls for manufacturing, par:treeing and storage.
reference to applicable performance standards; statement of conformance, detailed analysis of non clinical studies; microbiological, toxicological, biocompatibility, sterility, shelf life and animal studies w/statement of compliance to GLP regulations.
detailed analysis of human clinical studies; protocol, investigators, subjects. AE's, device failures, complaints, results of statistical analyses, contraindications, precautions, etc.
bibliography, copies of pertinent published reports.
proposed packaging and labeling.
environmental assessment.
anancial disclosure and certification,
reference to applicable master files, i.a., Tisseel biologics application (BLA).
update of pending application w/ new safety and effectiveness information, where applicable, negotiate final labeing; Instructions for use, patient information booklet, products labels.
prepare summary of safety and effectiveness (SS&E) document for public release by FDA. monthly status reports to MedEnclosure

PMA Application Amendments
amendments to pending PMA application w/revised and/or additional Information, where necessary, assumptions are the same as those above, i.e.. human data derived from CL-7000, Rev. 13 trial.

TOTAL PROJECT • PHASE VI  $262, 338.00
Direct pass through of actual expenses:

1.
Any governmental fees, such as user fees, required for the submission of marketing approval applications, and any amendments or supplements thereto, shall be expenses passed through directly to MedEnclosure

2.	Any changes to the assumptions or task list above will require a Change Order approved by both Biomed MedEnclosure subject to Section 4 of the foregoing Second Amendment.

Marketing approval outside the United States:
1.	By contracting the U.S. PMA application through Biomed, MedEnclosure is entitled to significant discounts for additional marketing approval applications in Canada and European Union countries.
2.	Marketing applications in Canada and EU countries shall be negotiated independent of this agreement.

EXHIBIT A

Second Amendment - Product Development Services Agreement

Phase V - Human Clinical Trial / Phase VI - Marketing Approval

Biostatistical      TOTAL BIOSTATISTICAL MANAGEMENT     $214,809.00
develop randornization scheme
implement randomization
create statistical analysis table shells
create statistical listing shells
SAS programming
statistical reports
data transfer
statistics QC review & OA report
statistics teleconferences / consults

TOTAL PROJECT - PHASE V $1,129,493.00

Direct pass-through of actual expense:

1.	AR expenses incurred for travel and other expenses incurred in performance of services by Biomed, BioStat, Medical Monitor, and Clinical Events Cornrnittee, as approved by Biomed.

2.	Any expenses approved by Biomed incurred for copying, printing and delivery of project documents, i.e., case report forms.

3.	Investigational site per patient fees, femoral ultrasound, ABA, etc

4.	Institutional Review Board (RIB) fees

5.	Honorarium and fees for services performed by Medical Monitor and Clinical Events Committee (CEO)

6.	Any governmental fees approved by Biomed associated with submission of human study applications shall be passed through directly to MedEnclosure

7.
Billing to MedEnclosure will occur monthly for pass through expenses pre-paid by Biomed, along with receipts of actual expenses. Payment will be made within 30 days of the receipt of the invoice in electronic form by MedEnclosure, or a finance charge will be issued for all outstanding balances (annualized rate of 12%).

8.	Any changes to the assumptions or task list above will require a Change Order approved by both Biomed and MedEnclosure subject to Section 4 of the foregoing Second Amendment.